Exhibit 99.1

PRESS RELEASE

iMetrik M2M Announces Additions to its Senior Management Team

Montreal, July 20, 2011--Michel St-Pierre, President and CEO, is proud to announce two important additions to iMetrik M2M's management team.

Jonathan Barratt was nominated Chief Technical Officer (CTO) of the company, and as such will oversee all technical developments for iMetrik M2M, as well as keep a close relationship with clients to guarantee the development and delivery of all product lines. Jonathan graduated Magna Cum Laude from Harvard University, Cambridge, and brings with him over 20 years of experience in the IT industry.  His past roles include such senior positions as director of VoIP Services at Openface Internet in Montreal, CTO of KnIFE ICT (Bangkok), software developers for Internet Security from March 2008 to March 2011, Co-Founder and General CTO of Voipin Voice-Over IP service providers (also Montreal) from June 2005 to March 2008, and was Co-Founder and Director of Software Development of EasyStockSoftware (Los Angeles) from March 2002 to May 2005.

Medhat Mahmoud was nominated VP Technology and Strategy. Medhat holds B.Sc. Engineering in Computer Science & Automatic Control from Alexandria University.  Medhat’s international profile shows extensive Telecom experience with industry leaders, Ericsson, Alcatel, Lucent and GlobalStar USA, as well as multi-national operators in Canada, USA, Europe, Africa, Far East and the Middle East.  Medhat was with Ericsson Canada, (NASDAQ: ERIC), from 2000 to February 2010, he held positions that included international assignments to Africa and the Middle East as Director, Core Network Solutions Management, and to Saudi Arabia where he headed the Core & IP Multimedia System Solutions Management department with responsibility for major accounts and a target in the tens of millions USD.  From February 2010 to present, Medhat was founder and president of Adegu Ltd., consultants in M2M applications and Telecom strategy.

Michel St-Pierre, iMetrik M2M’s CEO stated: “The addition of Jonathan and Medhat to our executive team gives us the leadership in product development and realization that will give our Company the success it is striving for. Already, these two have assembled a capable team, and in the past few months, as independent contractors, they have developed M2M systems to serve major clients that are counting on us to open new markets for them in wireless M2M, the “Internet of Things,” that we intend to lead.

Mission Statement

iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact:

IR: Nada Guirguis
Mobile : +1-514-402-2538
Email: nada@imetrikm2m.com

740 W. Notre-Dame Ste 1555
Montreal, Qc Canada, H3C3X6
Phone: +1-514-904-2333